Exhibit 99.1

Twinlab Consolidated Holdings Appoints Mary Marbach

as its Chief Legal Officer and Corporate Secretary

BOCA RATON, Fla., December 9, 2016 – Twinlab Consolidated Holdings, Inc. (OTCPK: TLCC), parent company of Twinlab Consolidation Corporation (“TCC”), is pleased to announce that it has appointed Mary Marbach as its Chief Legal Officer and Corporate Secretary, effective immediately. Ms. Marbach previously served as the Company’s General Counsel and in her expanded role, will be responsible for all legal, intellectual property, financial transactions, corporate governance, human resources, and regulatory activities across the Company’s global operations.

Ms. Marbach brings years of industry experience and an exemplary corporate career. Prior to joining TCC in July 2016, she held a number of senior management roles at both private and public firms, including as Vice President and General Counsel at Wetherill Associates, Inc.; Chief Legal Officer and Corporate Secretary at Vitacost.com, Inc.; and Senior Transactional Counsel at Imperial Finance and Trading, LLC. Earlier in her career, Ms. Marbach was an Associate at Greenberg Traurig, LLP in its Corporate and Securities Group. Prior to that, she was an Associate at Morrison & Foerster, LLP in its Corporate & Securities Group.

Commenting on the appointment, Naomi Whittel, Chief Executive Officer of Twinlab Consolidated Holdings stated, “Mary’s strong leadership skills and deep knowledge of our industry will serve us well in this most important stage of our corporate evolution. TCC will greatly benefit from Mary’s extensive experience in SEC compliance and corporate governance, regulatory matters and contractual administration. I have known Mary for years and she has a stellar reputation throughout the industry as one of the best legal professionals. We are lucky to have her as part of our team, especially in this expanded role, and look forward to her many contributions.”

“I initially joined TCC due to Naomi’s leadership and the Company’s reputation for delivering best-in-class and innovative products for the health and wellness market,” stated Ms. Marbach. “In my time working with the team, I have been highly impressed not only with their solutions, but the Company’s long-standing customer relationships, distribution network, manufacturing excellence and commitment to driving both customer and consumer value. I look forward to taking on this new role and supporting the Company’s growth for years to come.”

Ms. Marbach received a B.S. from Syracuse University, her M.B.A. from University of Miami, and a J.D. from Boston University School of Law. She is a member of the State Bar of California and the State Bar of Florida.

About Twinlab Consolidated Holdings, Inc.
Twinlab Consolidated Holdings, Inc. ("TLCC") is the parent holding company of Twinlab Consolidation Corporation, an industry-focused health and wellness company committed to developing top brands. TLCC has a portfolio of products that are made in America using the finest ingredients from around the world. In addition to its namesake brand, Twinlab®, established in 1968, TLCC, through TCC and its subsidiaries, also manufactures and sells other well-known category leaders including the Metabolife® line of diet and energy products; the Twinlab® Fuel line of sports nutrition products; Alvita® teas, established in 1922 as a single-herb tea line; Trigosamine® joint support products; and premium nutritional and anti-aging / wellness supplements under the award winning Reserveage™ Nutrition family of brands. TCC also owns NutraScience Labs, a contract manufacturer. Twinlab's manufacturing facility located in American Fork, Utah is an NSF GMP and NSF GMP for Sport certified facility. Visit www.tchhome.com for more information.

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Company Contact:

Irina Lorenzi

Executive Vice President, Integration

Twinlab Consolidated Holdings, Inc.

Tel: 561.443.5306

Email: ilorenzi@reserveage.com